Exhibit 99.1

Contacts:	Dudley W. Mendenhall
K2 Inc.
Sr. Vice President and Chief Financial Officer
760.494.1000

Andrew Greenebaum/Chad Jacobs- Investor Relations
Integrated Corporate Relations
310.395.2215 or 203.682.8200

K2 INC. REPORTS RESULTS FOR FIRST QUARTER 2005 AND

UPDATES GUIDANCE FOR 2005

•	Q1 2005 GAAP diluted earnings per share of $0.05 and sales of $318 million, exceeding previous guidance

•	Q1 2005 Adjusted diluted earnings per share of $0.08

•	For fiscal year 2005, GAAP diluted earnings per share forecast in the range of $0.77 to $0.81, an increase from previous guidance, and Adjusted diluted earnings per share forecast in the range of $0.87 to $0.91

•	For Q2 2005, GAAP diluted earnings per share forecast in the range of $0.01 to $0.03, and Adjusted diluted earnings per share forecast in the range of $0.03 to $0.05

Carlsbad, California – April 20, 2005 — K2 Inc. (NYSE: KTO) today reported net sales for the first quarter ended March 31, 2005 of $318.3 million, an increase of 15% from $277.4 million in the prior year, as a result of material seasonal transactions completed in 2004, and diluted earnings per share were $0.05 as compared to $0.27 for the first quarter of 2004. Operating income in the first quarter of 2005 was $10.0 million as compared to $19.5 million for the 2004 comparable period, and net income for the 2005 first quarter was $2.3 million, as compared to $10.7 million for the first quarter of 2004. Details on earnings per share calculations are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer, said, “Our results in the first quarter of 2005 exceeded our original guidance due to strength in both our Marine and Outdoor and Apparel and Footwear platforms. Stearns and Shakespeare generated double digit sales growth in several product lines including children’s flotation devices, ski vests, fishing rods and reels, and our new line of premium fishing line. Adio® skate shoes and apparel and Ex Officio’s Buzz-Off™ apparel brand also had double digit sales growth in the quarter. Off-setting these gains were softness in in-line skates and paintball which we had previously forecast. It is also important to reiterate that quarter to quarter comparisons are not useful because the first quarter results are not directly comparable to last year due to the acquisitions of Völkl, Marker and Marmot completed mid-year 2004 due to the fact that these seasonal businesses incur losses in the first half of the year. The positive results of this quarter reflect our commitment to building a highly diversified revenue base capable of absorbing normal market cycles.”

K2 Inc.

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Review of 2005 First Quarter Sales and Profit Results

Comparable Sales Trends

K2’s net sales in the first quarter of 2005 were $275.2 million, excluding net sales in the aggregate of $43.1 million from the Ex Officio, Marmot, Völkl and Marker businesses acquired by K2 after the 2004 first quarter. K2’s net sales in the first quarter of 2004 were $277.4 million, which reflects a sales decline of 0.8% in 2005 excluding the impact of these acquisitions. Excluding the impact of net sales from the acquisitions of Ex Officio, Marmot, Völkl, and Marker, and the previously forecasted sales decline of in-line skates of $8.4 million, K2’s net sales for the 2005 first quarter were $283.6 million, an increase of 2.2%.

Profit Trends

Gross profit in the first quarter of 2005 increased to 32.3% of net sales, as compared to 31.2% in the comparable 2004 period. Gross profit as a percentage of net sales in the 2005 first quarter benefited from higher gross margins in the Apparel and Footwear segment.

Operating income as a percentage of net sales for the first quarter of 2005 was 3.1% compared to 7.0% in the comparable 2004 period. Selling, general and administrative expenses were 29.2% of net sales in the first quarter of 2005 as compared to 24.2% of net sales in the prior year. Higher selling, general and administrative expenses in the quarter are principally attributable to the acquisitions of Völkl, Marker and Marmot in 2004, as these product lines have higher levels of fixed expenses as compared to K2’s other business lines, and are seasonally slow from a sales standpoint in the first and second quarters.

First Quarter Segment Review

Due to the acquisitions of Ex Officio and Marmot in the 2004 second and third quarters, respectively, K2 formed an Apparel and Footwear segment in the 2004 third quarter that also includes Earth Products. Earth Products was formerly included in the Action Sports segment.

Marine and Outdoor

Shakespeare® fishing tackle and monofilament, and Stearns® marine and outdoor products, generated net sales of $112.4 million in the first quarter of 2005, an increase of 14% from the comparable quarter in 2004. Sales increases were driven by growth in children’s flotation devices, water-ski vests, reels, kits and combos and fish line and the addition of All-Star® rods and ATV accessory product lines during the second quarter of 2004.

Team Sports

Rawlings, Worth, and K2 Licensing & Promotions had total net sales of $92.6 million in the 2005 first quarter as compared to $94.1 million in the 2004 first quarter. The decline was due to a decrease in sales of metal softball bats, gloves and basketballs partially offset by an increase in sales of composite softball bats.

Action Sports

In a seasonally slow quarter, net sales of skis, snowboards, in-line skates, bikes, snowshoes and paintball products totaled $80.4 million in the first quarter of 2005, an increase of 7% over the 2004 first quarter. The increase was due to the acquisitions of Völkl and Marker at the beginning of the 2004 third quarter offset by declines in sales of in-line skates and paintball products.

K2 Inc.

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Apparel and Footwear

Earth Products, Ex Officio and Marmot had net sales of $32.9 million in the first quarter of 2005, an increase of 246% over the 2004 period. The increase was due to 42% growth in technical skate footwear and apparel and the acquisitions of Ex Officio and Marmot in the second and third quarters, respectively, of 2004.

The segment information presented below is for the three months ended March 31:

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2005	2004 (a)	2005	2004 (a)
	(in millions)
Marine and Outdoor	$112.4	$98.8	$16.0	$15.3
Team Sports	92.6	94.1	8.9	11.0
Action Sports	80.4	75.0	(12.4)	(4.6)
Apparel and Footwear	32.9	9.5	0.9	0.5

Total segment data	$318.3	$277.4	13.4	22.2

Corporate expenses, net			(2.7)	(2.6)

Interest expense			(7.2)	(3.3)

Income before provision for income taxes			$3.5	$16.3

(a)	Results for the three months ended March 31, 2004 do not include the results of Ex Officio, Marmot, Völkl and Marker or K2’s other acquisitions completed after the 2004 first quarter since these companies were acquired by K2 Inc. subsequent to March 31, 2004. In addition, the 2004 first quarter results include less than a full three months of results of K2 Licensing & Promotions which was acquired by K2 on January 23, 2004.

Balance Sheet

K2’s balance sheet at March 31, 2005 reflects acquisitions and the related seasonal working capital requirements of the acquired businesses. At March 31, 2005, cash and accounts receivable increased to $350.3 million as compared to $263.9 million at March 31, 2004, and inventories at March 31, 2005 increased to $345.2 million from $215.8 million at March 31, 2004, in each case primarily as a result of the acquisitions that occurred after March 31, 2004.

K2’s total debt increased to $418.0 million at March 31, 2005 from $209.2 million at March 31, 2004. The increase in debt as of March 31, 2005 is primarily the result of K2’s acquisitions completed after the 2004 first quarter, including the related seasonal working capital requirements of the acquired businesses, and the issuance of $200 million of senior notes in July 2004.

Primarily as the result of the acquisitions of Marmot, Völkl and Marker in 2004 and K2’s offering of common stock in the 2004 third quarter, K2 increased its number of shares of common stock outstanding by 2.8 million shares, 1.8 million shares and 6.4 million shares, respectively, to 46.8 million shares issued and outstanding at March 31, 2005 as compared to 34.9 million shares outstanding at March 31, 2004.

Cash Flow

As detailed in the attached financial statements, net cash provided by operating activities jumped to $18.2 million in the first quarter of 2005, as compared to $6.5 million in the prior year period, and the

K2 Inc.

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net increase in cash in the first quarter of 2005 was $14.2 million as compared to a net reduction of $1.5 million in the first quarter of 2004. Higher net cash flow in the first quarter was driven by a higher concentration of sales in the third and fourth quarters in winter products.

At the end of the of the first quarter of 2005, debt, net of cash, was $378.2 million and the twelve month trailing EBITDA (as defined below) was $106.1 million, for a ratio of net debt to EBITDA of 3.6 times.

See Table B below for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) to EBITDA and free cash flow (“Free Cash Flow”).

Sarbanes-Oxley Act of 2002

Section 404 of the Sarbanes-Oxley Act of 2002 requires K2, commencing with its 2004 Annual Report, to provide management’s annual report on its assessment of the effectiveness of its internal control over financial reporting and, in connection with such assessment, an attestation report from its independent registered public accountant, Ernst & Young LLP. In order to comply with the requirements of Section 404, K2 estimated that it incurred total expenses of approximately $2.5 million in 2004, and projects total expenses of approximately $3.1 million in 2005.

Adjusted and Pro Forma Presentation

K2 Inc. is providing actual results and forecast guidance on a financial basis in accordance with GAAP, and on an adjusted basis (“Adjusted”) that excludes the impact of certain non-cash expenses including: amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s acquisition activities during 2003 and 2004; and non-cash stock-based compensation expense. K2’s management believes the Adjusted financial measures are useful to evaluate K2’s operations.

K2 Inc. is also providing 2004 and 2005 results on a pro forma basis (“Pro Forma”) that reflects the adjustments made in the 2004 and 2005 Adjusted results and also includes the pro forma results of the acquisitions of Marmot, Völkl and Marker as if they were acquired on January 1, 2004, the pro forma impact of additional interest expense resulting from K2’s issuance of $200 million of senior notes used for the acquisitions as if the notes were issued on January 1, 2004 and the pro forma impact of additional shares of common stock resulting from the acquisitions and K2’s equity offering in July 2004 as if the acquisitions and the equity offering were completed on January 1, 2004. See Table B below for a further explanation of the “Adjusted” and “Pro Forma” presentations.

On June 30, 2004, K2 acquired Marmot, a premium manufacturer of technical performance apparel, and on July 7, 2004 acquired Völkl and Marker, premium manufacturers of alpine skis, bindings and snowboards. Due to the seasonality of their product lines, Völkl, Marker, and Marmot normally incur losses in the first and second quarters, and are profitable in the last two quarters of the year. As detailed in Table B, Pro Forma Adjusted diluted earnings per share for the three months ended March 31, 2004 equals $0.14 assuming the acquisitions of Marmot, Völkl and Marker were completed on January 1, 2004. These results do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. These adjustments also do not include the results of operations of certain other acquisitions completed by K2 after the 2004 first quarter because the effects of such acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations. Nonetheless, K2’s management believes the Pro Forma Adjusted financial measures for 2004 and 2005, although not indicative of future performance, are useful for comparison against K2’s operations in the future.

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Outlook for 2005

For fiscal year 2005, K2 forecasts GAAP diluted earnings per share in the range of $0.77 to $0.81 and Adjusted diluted earnings per share in the range of $0.87 to $0.91, in each case based on assumed fully diluted shares outstanding of 55.5 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.85 to $0.90 and Adjusted basic earnings per share in the range of $0.96 to $1.00, in each case based on assumed basic shares outstanding of 46.4 million.

For the second quarter of 2005, K2 forecasts GAAP diluted earnings per share in the range of $0.01 to $0.03 and Adjusted diluted earnings per share in the range of $0.03 to $0.05, in each case based on assumed shares outstanding of 47.6 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.01 to $0.03 and Adjusted basic earnings per share in the range of $0.03 to $0.05, in each case based on assumed shares outstanding of 46.3 million.

Although K2 is not providing a specific forecast at this time for the remaining quarters in 2005, from a seasonality standpoint, the second quarter is anticipated to be the smallest in terms of sales and earnings per share, and the third quarter is forecast as the largest quarter followed by the fourth quarter.

K2 forecasts strong liquidity (cash and available capacity under K2’s revolving credit facility) in 2005, with total debt before acquisitions (if any) projected to decrease from current levels by the end of the second quarter.

The forecast statements in this press release are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast three months ended June 30, 2005 and forecast twelve months ended December 31, 2005.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:30 p.m. Pacific Standard Time (USA), on Wednesday, April 20, 2005. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, and K2 Licensing & Promotions® in the Team Sports segment; K2®, Völkl®, Marker®, Ride® and Brass Eagle® in the Action Sports segment; and, Adio®, Marmot® and Ex Officio® in the Footwear and Apparel segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other branded products are Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel, Hawk® skateboard shoes, and Dana Design® backpacks.

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Adio®, Atlas®, Brass Eagle®, Dana Designs®, Ex Officio®, Hawk® skateboard shoes, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Stearns®, Tubbs®, Völkl®, Worth® and Worr Games®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(in thousands, except for per share figures)

	FIRST QUARTER ended March 31
	(unaudited)
	2005	2004
Net sales	$318,291	$277,364
Cost of products sold	215,472	190,731

Gross profit	102,819	86,633

Selling expenses	58,715	42,047
General and administrative expenses	34,093	25,064

Operating income	10,011	19,522

Interest expense	7,253	3,302
Other income, net	(721)	(53)

Income before provision for income taxes	3,479	16,273

Provision for income taxes	1,155	5,533

Net income	$2,324	$10,740

Basic earnings per share:
Net income	0.05	0.31

Diluted earnings per share:
Net income	$0.05	$0.27

Shares:
Basic	46,177	34,353
Diluted	47,502	43,099

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(in thousands)

	As of March 31
	2005		2004
	(unaudited)		(unaudited)
Cash	$39,868		$19,786
Accounts receivable, net	310,425	(a)	244,103
Inventories, net	345,160	(a)	215,774
Total current assets	742,633	(a)	533,027

Accounts payable	78,878	(a)	56,784
Total debt	418,025	(b)	209,209

Shareholders’ equity	$680,742	(c)	$465,760

(a)	Increase from March 31, 2004 is attributable to the acquisitions of Marmot Mountain Ltd. (“Marmot”) on June 30, 2004, Völkl Sports Holding AG (“Völkl”) and The CT Sports Holding AG (“Marker”) on July 7, 2004 and K2’s other completed acquisitions after the 2004 first quarter.
(b)	The increase in debt is caused by K2’s acquisitions completed after the 2004 first quarter, including the seasonal working capital requirements of these acquired businesses, and the issuance of $200 million of senior notes in July 2004.
(c)	Increase from March 31, 2004 is primarily attributable to the acquisitions of Marmot, Völkl and Marker, resulting in the issuance of an additional 2.8 million and 1.8 million shares, respectively, of common stock of K2. On July 1, 2004, K2 also completed the sale of 6.4 million shares of common stock.

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K2 INC.

SELECTED CASH FLOWS INFORMATION

(thousands)

	THREE MONTHS ENDED MARCH 31
	2005	2004
	(unaudited)
Operating Activities
Net Income	$2,324	$10,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,406	6,073
Deferred taxes	341	4,489
Changes in noncash current assets and current liabilities	7,097	(14,825)

Net cash provided by operating activities	18,168	6,477

Investing Activities
Property, plant & equipment expenditures, net	(6,535)	(6,509)
Purchases of businesses, net of cash acquired	(152)	1,780
Other items, net	500	(162)

Net cash used in investing activities	(6,187)	(4,891)

Financing Activities
Net borrowings (payments) under long-term debt	24,136	(1,732)
Net decrease in short-term bank loans	(22,022)	(5,197)
Exercise of stock options	140	3,873

Net cash provided by (used in) financing activities	2,254	(3,056)

Net increase (decrease) in cash and cash equivalents	14,235	(1,470)

Cash and cash equivalents at beginning of year	25,633	21,256

Cash and cash equivalents at end of period	$39,868	$19,786

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TABLE A

K2 Inc. Reconciliation of Diluted Shares and Earnings Per Share

(in thousands, except for per share amounts)

Quarter ended March 31, 2005
Quarter ended March 31, 2005 - basic shares (a)	46,177

Dilutive impact of stock options, restricted stock awards, warrants and shares in escrow	1,325

Quarter ended March 31, 2005 - diluted shares (b)	47,502

Net income for the quarter ended March 31, 2005 (c)	$2,324

Quarter ended March 31, 2005 - basic earnings per share (c)/(a)	$0.05

Quarter ended March 31, 2005 - diluted earnings per share (c)/(b)	$0.05

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TABLE B

K2 Inc.

Reconciliation of GAAP Actual and Forecast Results to Pro Forma Adjusted Results

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
Net Sales Reconciliation:
GAAP Net Sales (a)	$277,364	$318,291

Add: Net sales (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (b)	39,028	—

Pro Forma Net Sales	$316,392	$318,291

Operating Income Reconciliation:
GAAP Operating Income (a)	$19,522	$10,011

Add: Operating loss (for the periods prior to the date of acquisition) relating significant acquisitions made by K2 during 2004 (b)	(4,887)	—
Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (c)	2,072	1,735
Non-cash stock compensation expense (d)	—	125

Pro Forma Adjusted Operating Income	$16,707	$11,871

Net Income Reconciliation:

GAAP Net Income (a)	$10,740	$2,324

Add: Net loss (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (b)	(4,464)	—
Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies, net of taxes ©	1,368	1,158
Non-cash stock compensation expense, net of taxes (d)	—	83
Amortization of capitalized debt costs, net of taxes (e)	399	417
Less: Additional interest expense from issuance of senior notes in July 2004 (f)	(1,377)	—

Pro Forma Adjusted Net Income	$6,666	$3,982

GAAP Basic Shares Outstanding	34,353	46,177
Pro Forma Basic Shares Outstanding (g)	45,414	46,177

GAAP Diluted Shares Outstanding	43,099	47,502
Pro Forma Diluted Shares Outstanding (g)	54,160	47,502

GAAP Basic EPS	$0.31	$0.05
Pro Forma Adjusted Basic EPS	$0.15	$0.09

GAAP Diluted EPS	$0.27	$0.05
Pro Forma Adjusted Diluted EPS	$0.14	$0.08

Calculation of EBITDA (h):

GAAP Operating Income (a)	$19,522	$10,011
Depreciation and Amortization	5,469	7,782

EBITDA	$24,991	$17,793

	Twelve months ended
	March 31, 2004	March 31, 2005
Calculation of EBITDA (h):

GAAP Operating Income (a)	$42,820	$71,509
Depreciation and Amortization	20,503	34,595

EBITDA	$63,323	$106,104

Calculation of Free Cash Flow (i) :

GAAP Net Income (a)	$22,027	$30,525
Less: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (c)	4,908	8,224
Non-cash tax expense	7,403	10,402

Free Cash Flow	$34,338	$49,151

See accompanying footnotes and related information for Table B below.

TABLE C

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(in thousands, except for per share amounts)

	Forecast Three Months Ended June 30, 2005		Forecast Twelve Months Ended December 31, 2005
	Low	High	Low	High
Net Sales	$295,000	$305,000	$1,300,000	$1,350,000

Operating Income Reconciliation:
GAAP Operating Income (a)	$8,123	$9,322	$89,132	$92,503

Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (b)	821	821	4,282	4,282
Non-cash stock compensation expense (c)	214	214	785	785

Adjusted Operating Income	$9,158	$10,357	$94,199	$97,570

Net Income Reconciliation:
GAAP Net Income (a)	$400	$1,200	$39,250	$41,500

Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies, net of taxes (b)	548	548	2,858	2,858
Non-cash stock compensation expense, net of taxes (c)	143	143	524	524
Amortization of capitalized debt costs, net of taxes (d)	421	421	1,685	1,685

Adjusted Net Income	$1,512	$2,312	$44,317	$46,567

GAAP and Adjusted Basic Shares Outstanding	46,250	46,250	46,350	46,350

GAAP and Adjusted Diluted Shares Outstanding	47,612	47,612	55,491	55,491

GAAP Basic EPS	$0.01	$0.03	$0.85	$0.90
GAAP Diluted EPS	$0.01	$0.03	$0.77	$0.81

Adjusted Basic EPS	$0.03	$0.05	$0.96	$1.00
Adjusted Diluted EPS	$0.03	$0.05	$0.87	$0.91

See accompanying footnotes and related information for Table C below.

FOOTNOTES AND RELATED INFORMATION FOR TABLE B

Explanation of adjustments:

(in thousands)

(a)	Amounts represent K2’s results of operations for the periods presented in accordance with U.S. generally accepted accounting principles.

(b)	Adjustment reflects the additional unaudited results of operations prior to the acquisition by K2 as if each significant acquisition completed by K2 after the 2004 first quarter were included in K2’s results for the quarter ended March 31, 2004. For purposes of this calculation K2’s significant acquisitions during 2004 consisted of: Marmot acquired on June 30, 2004; and Völkl and Marker acquired on July 7, 2004.

(c)	Adjustment represents the non-cash amortization expense associated with acquired intangible assets and the non-cash amortization expense associated with the increase to fair market value of acquired inventories, resulting from K2’s acquisition activities.

(d)	Adjustment represents the non-cash compensation expense resulting from restricted stock awards.

(e)	Adjustment represents non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

(f)	Adjustment reflects the increase in interest expense for the period as if the $200,000 in senior notes were issued on January 1, 2004 and outstanding for the entire three month period ended March 31, 2004. The senior notes were issued on July 1, 2004 in connection with the acquisitions of Völkl, Marker and Marmot.

(g)	Pro Forma basic and diluted shares outstanding reflects the increase to GAAP basic and diluted shares as if the shares of K2 common stock issued in connection with the acquisitions of Völkl, Marker and Marmot and the public offering of K2 common stock were issued on January 1, 2004.

(h)	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP financial measure which represents net income excluding the effects of interest, income taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under GAAP. We believe that EBITDA provides useful information to investors about K2’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments that are not directly attributable to the underlying performance of K2’s business operations. Management uses EBITDA in evaluating the overall performance of K2’s business operations.

(i)	Free Cash Flow included in this press release is a non-GAAP financial measure which represents net income plus non-cash income tax expense, amortization of acquired intangibles and amortization of the increase in the fair value of inventories of acquired companies. Free Cash Flow, as defined above, may not be similar to free cash flow measures used by other companies and is not a measurement under GAAP. Management uses Free Cash Flow in evaluating the overall performance of K2’s business operations.

Use of Adjusted Pro Forma Financial Information

(in thousands, except for per share figures)

To supplement the results presented in accordance with U.S. generally accepted accounting principles (GAAP), for the three months ended March 31, 2004 and 2005, K2 also used Pro Forma Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to include the results of operations of significant acquisitions and related costs prior to their date of acquisition and to exclude certain non-cash costs and expenses. These adjustments are not in accordance with, or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the three months ended March 31, 2004 and 2005 and are indicators management uses for planning and forecasting future periods.

Pro Forma adjustments include the unaudited financial results giving effect to the acquisition by K2 of Völkl, Marker and Marmot as if the acquisitions were completed on January 1, 2004, the first day of the first period for which pro forma financial information is presented. The adjustments to reflect the financial results of Völkl, Marker and Marmot do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. Adjustments to include the results of operations of other additional acquisitions completed by K2 after the 2004 first quarter have not been made because the effects of these additional acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.

K2 also included an adjustment to reflect additional interest expense as if the $200,000 in senior notes K2 issued in connection with the acquisitions of Völkl, Marker and Marmot were issued on January 1, 2004, and adjustments to reflect the issuance of additional shares of common stock for the acquisitions and K2’s July 2004 equity offering as if they were completed on January 1, 2004.

Use of Adjusted Financial Information

To supplement the actual and forecast results presented above in accordance with GAAP for the applicable periods, K2 uses Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based actual and forecast results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with, or an alternative for, GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities as well as non-cash stock-based compensation expense associated with restricted stock awards because K2 management does not believe these non-cash expenses are indicative of K2’s core business. Even though such items have recurred in the past and may recur in future periods, they are driven by events such as acquisitions that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results and Adjusted comparable period results. These Adjusted financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

FOOTNOTES AND RELATED INFORMATION FOR TABLE C

Explanation of adjustments:

(a)	Amounts represent K2’s forecast operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles.

(b)	Adjustment represents the forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities, and the forecast non-cash amortization expense associated with the increase to fair market value of acquired inventories resulting from K2’s acquisition activities during 2004.

(c)	Adjustment represents the forecast non-cash compensation expense resulting from restricted stock awards.

(d)	Adjustment represents the forecast non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

See “Use of Adjusted Financial Information” in Footnotes and Related Information for Table B for the 2005 forecast financial information.